Exhibit 10.1

***CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2.

AMENDMENT NO. 1 dated August 11, 2005 to the License and Collaboration Agreement (the “License Agreement”) dated January 9, 2004 by and between FOREST LABORATORIES IRELAND LIMITED, an Irish corporation (“Forest”) and CYPRESS BIOSCIENCE, INC., a Delaware corporation (“Cypress”).

R E C I T A L S :

A.                                   Pursuant to the License Agreement, among other things, Cypress granted Forest certain exclusive licenses and sublicenses under patents and know-how owned or controlled by Cypress to develop and commercialize Milnacipran as a pharmaceutical agent for sale and distribution in the Licensed Territory.  The Parties are collaborating in the development of Milnacipran in accordance with the terms of the Development Plan annexed as Exhibit A, and made a part of, the License Agreement.

B.                                     The Parties desire to supplement the development program provided in the Development Plan through the earlier initiation and performance of the Phase III clinical trial of Milnacipran designated by the Parties as MLN-MD-02 (formerly referred to as FMS-032) and desire to set forth their agreement as to the allocation of responsibilities for the conduct of such clinical trial, including responsibilities for the costs thereof, all as more fully set forth herein.

C.                                     Unless otherwise defined herein, capitalized terms shall have the respective meanings assigned to them in the License Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions hereafter set forth, the Parties hereby agree as follows:

1.                                      Definitions.  As used in this Amendment No. 1, the following terms shall have the respective meanings assigned to them below:

1.1.                            “Cypress Costs” shall have the meaning assigned to such term in Section 4.1(f).

1.2.                            “First Study” shall mean the Phase III clinical trial of Milnacipran for FMS designated by the Parties as Study FMS-031.

1.3.                            “Parties” shall mean Cypress and Forest.

1.4.                            “Protocol” shall mean the protocol for the Study which has been mutually approved by the Parties prior to the date of this Amendment No. 1.

1.5.                            “Study” shall mean the Phase III clinical trial of Milnacipran for FMS designated by the Parties as Study MLN-MD-02.

1.6.                            “Study Budget” shall have the meaning assigned to such term in Section 4.1(b).

1.7.                            “Study Costs” shall mean the direct external costs of a Party in the initiation and conduct of the Study, including, without limitation, investigator meeting costs, study conduct and monitoring, central laboratory services, patient recruitment and the use of external consultants for Study-related activities.

2.                                      Initiation and Conduct of the Study.

2.1.                            Forest will implement and conduct the Study pursuant to the Protocol, subject to the guidance of the Joint Development Committee in accordance with the terms of the License Agreement.  Forest’s responsibilities shall include, without limitation, medical monitoring of the Study, as well as data management, biostatistics and the preparation and finalization of a Study report.  The Parties acknowledge that the investigators’ meeting for the Study occurred in October 2004 and that Forest commenced performance of the Study in November 2004, with the first patient screened in November and the first patient randomized in December 2004.

2.2.                            The Parties acknowledge that the Protocol contemplates a six-month Study, with the potential to be converted, subject to the mutual agreement of the Parties and FDA concurrence, into a three-month Study.  The Study design is intended to be the same as the design for the First Study and the statistical analysis plan will be the same as that for the First Study, subject to amendments that are mutually approved by the Parties and approved by the FDA.  The mutual agreement of the Parties shall be required for amendments or modifications to the Protocol, not to be unreasonably withheld with respect to amendments or modifications proposed for safety reasons.  In addition, upon completion of the First Study, the Joint

Development Committee will review the results and will recommend any modifications which should be made to the Protocol, to the extent such modifications can be made during the course of the Study, and shall recommend whether or not the Study should be converted to a three-month Study.

2.3.                            Forest will periodically consult with Cypress as to the selection of Study sites with the objective of ensuring that enough qualified sites remain available to complete enrollment of the Study, as well as the third Phase III clinical trial provided by the Development Plan (referred to therein and herein defined as the “MD-03 Study”) to be undertaken upon the successful completion of the First Study.

3.                                      Development Plan Amendments; Other Development Plan Activities.

3.1.                            In light of the development activities contemplated by this Amendment No. 1, the Parties agree to amend the Development Plan to provide for NDA submission in [… *** …].

3.2.                            In light of the amendment to the Development Plan above described, Forest has ordered quantities of API and will use its commercially reasonable efforts to formulate batches of Licensed Product for NDA purposes at the Inwood, New York facility of a Forest Affiliate and perform required stability testing, in each case in order to meet the amended NDA submission date.  In addition, Forest will continue the scale-up of the current Licensed Product formulation and non-clinical and pharmacokinetic studies with the objective of achieving the amended NDA submission date.

3.3.                            Upon initiation of the Study, Forest has assumed the drug safety, surveillance and regulatory responsibilities for the Licensed Product in accordance with Sections 3.2 and 3.3 of the License Agreement and Cypress agrees in accordance with such Sections that as of such initiation, Forest shall have the lead role in all meetings, oral communications and written communications with the FDA and other regulatory authorities in the Licensed Territory relating to Licensed Product.  As provided in the License Agreement, representatives of Cypress and Pierre Fabre shall be offered an opportunity to participate in substantive meetings and communications with such regulatory authorities to the extent permitted by such authorities.

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3.4.                            Without limiting the generality of the foregoing, the Parties acknowledge that Forest, Cypress and Pierre Fabre have executed a Pharmacovigilance Agreement, which sets out procedures for safety reporting to the FDA and other regulatory authorities in the Licensed Territory.  Upon execution of the Pharmacovigilance Agreement, Pierre Fabre provided to Forest a full report of all serious adverse events (“SAEs”) associated with Milnacipran use in any indication.  Such reporting is required to include SAEs on a worldwide basis, from all clinical trials and from marketed products, without regard to the cause of the SAEs or whether the SAEs were expected.  Following receipt of this report of SAEs, Forest reported all such SAEs to the FDA and other regulatory authorities in the Licensed Territory in accordance with Forest’s standard operating procedure for SAE reporting.   In addition, upon execution of the Pharmacovigilance Agreement, Cypress designated Forest as agent for the IND and NDA as required by Section 3.2 of the License Agreement.

3.5.                            In addition to the Development Plan amendment above described, the Development Plan shall be amended to provide that in the event the First Study is negative at three months and six months, Forest shall have the option to postpone any further activities, including the start of the MD-03 Study, pending the completion of Forest’s review of the final results of the Study.  Such a delay would be considered a component of the amended Development Plan and, unless determined to be a breach of Cypress’s obligations under the Third Restated License Agreement between Cypress and Pierre Fabre, would not be considered a breach of Forest’s obligations under the License Agreement, with the intention of allowing Forest to await the final results of the Study before making any decision to move forward with additional Phase III work or terminating the License Agreement.

4.                                      Financial Responsibilities.

4.1.                            Subject to the reimbursement obligations of Section 5, Forest and Cypress shall be responsible for Study Costs and certain other expenses associated with the Study in accordance with the following:

(a)                                  Subject to the further provisions of this Section, Cypress shall be responsible for [… *** …]% of Study Costs and Forest shall be responsible for [… *** …]% of Study Costs.  Study Costs will be determined on a calendar quarter-by-quarter basis and Forest will submit invoices to Cypress quarterly for Cypress’s share of Study

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Costs.  Each such invoice will identify Study Costs incurred with reasonable specificity.  To the extent that Cypress directly incurs Study Costs, such amounts, together with a reasonably specific identification of the basis therefore, will be provided to Forest on a quarterly basis for use in determining Cypress’s share of Study Costs for that quarter.

(b)                                 The Parties have agreed upon a study budget (the “Study Budget”) for the Study.  The Study Budget currently provides for estimated Study Costs of [… *** …] million, with Cypress responsible for [… *** …] million and Forest responsible for [… *** …] million of such amount in accordance with subsection (a) above.  Any increase in Study Costs above the Study Budget will be subject to the prior written approval of the Parties and Cypress shall not be responsible to reimburse Study Costs above the Study Budget which have not been so approved by Cypress prior to incurrence.  Neither Party will unreasonably withhold its consent to proposed increases in the Study Budget caused by factors outside the control of the Parties.  Any Study Costs incurred pursuant to an agreed increase in the Study Budget shall be shared [… *** …] by the Parties.

(c)                                  Notwithstanding the preceding, Cypress will be provided a period of at least 24 hours to review specific recruitment advertising proposals on a site-by-site basis and Forest will duly consider any comments furnished by Cypress with respect to any such proposal.

(d)                                 Forest shall be solely responsible for its internal costs of managing and monitoring the Study, packaging of clinical supplies, medical monitoring, data management, biostatistics and Study report generation.  Cypress shall be solely responsible for its internal costs associated with the Study and will be solely responsible for the costs of API and third-party manufacturing costs for clinical supplies for the Study (which costs are not included in the Study Budget and are estimated to be [… *** …] and [… *** …], respectively).  In addition, Cypress shall reimburse Forest for the cost of 500kg. of API purchased by Forest for NDA batch requirements, together with Forest’s actual manufacturing costs (direct manufacturing costs and directly applicable manufacturing overheads, but not corporate, general or administrative overheads, accounted for in accordance with Forest’s

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standard cost accounting for manufacturing activities as consistently applied) of NDA batches (collectively, “NDA Batch Costs”).  The costs of stability testing for the NDA batches shall be Forest’s responsibility and is not included in the Study Budget.

(e)                                  In consideration for the internal costs Forest is contributing to the Study, Cypress hereby agrees to waive the payment by Forest of FTE costs pursuant to the R&D Plan from October 1, 2004 through the balance of the R&D Term to the extent related to the FMS program.  The Parties acknowledge that the current R&D Plan is exclusively for the FMS program.

(f)                                    All payments by Cypress of Cypress’s share of Study Costs, together with the API costs and third-party manufacturing costs paid by Cypress with respect to clinical supplies, are referred to herein as “Cypress Costs.”

(g)                                 Each Party shall maintain true and complete books and records reflecting Study Costs incurred by such Party.  Such books and records shall be available for inspection and audit by the other Party and its designees (subject to appropriate confidentiality undertakings) upon reasonable prior notice, during normal business hours no more than once per calendar year, solely for purposes of verifying a Party’s Study-related obligations hereunder.

5.                                      Reimbursement of Cypress Costs.

5.1.                            If the Study results are positive, and along with positive results for the First Study, allow for an NDA submission for FMS on or before [… *** …] then Forest will reimburse to Cypress an amount equal to (a) the Cypress Costs plus a premium equal to [… *** …] of the Cypress Costs plus (b) the NDA Batch Costs.  No payment shall be due under this Section unless the NDA submission includes (i) data required to achieve a commercially acceptable FMS indication and (ii) a complete pre-clinical package, unless the FDA has agreed to accept the NDA prior to final carcinogenicity studies and the Parties have mutually agreed to submit the NDA without such final studies.  In addition, Cypress shall be entitled to the payment provided by this Section in the event the NDA can be submitted by the relevant date provided above on a basis satisfying the requirements above set forth, but such submission is unnecessarily delayed by Forest for reasons within Forest’s control.

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5.2.                            If the Study results are positive but the NDA for FMS satisfying the standards set forth in Section 5.1 cannot be submitted on or before [… *** …] if the Study has been converted to a three-month Study) but Forest utilizes the Study as one of two pivotal Phase III trials in an NDA submission for FMS (and not merely as a supportive study together with two other pivotal Phase III trials), Forest will pay to Cypress an amount equal to the Cypress Costs (without payment of any premium and not including NDA Batch Costs).

5.3.                            Forest shall pay [… *** …]of any reimbursement required pursuant to this Section 5 together with the milestone payment provided by Section 6.3 of the License Agreement for [… *** …] and the remaining [… *** …] together with the milestone provided by Section 6.3 of the License Agreement for [… *** …]; provided that if [… *** …], the entire payment will be due together with the [… *** …].  In no event shall any portion of such payment be due prior to the time the corresponding milestone payment pursuant to Section 6.3 of the License Agreement is due and shall not be payable if such corresponding milestone is no longer payable.

5.4.                            In the event that Forest elects, at its discretion, to submit the NDA for the indication [… *** …] even though the Parties have agreed that the data is not considered sufficient to receive NDA approval for FMS under then applicable FDA guidelines, the payments required by Sections 5.1 and 5.2 shall be made to Cypress if the Study is included and the NDA is submitted as provided by such Sections, as applicable, as if the NDA covered [… *** …] and to the extent such payments would otherwise be payable in accordance with such Sections.

5.5.                            For purposes of this Section 5, a Study will be considered “positive” if it achieves statistical significance on its primary endpoints versus placebo (as defined in the Statistical Analysis Plan for the Study) and has acceptable safety results.

6.                                      Termination.

6.1.                            In the event Forest terminates the License Agreement pursuant to Sections 14.2 or 14.5 thereof, Forest shall have no further obligations in respect of the Study, including, without limitation, the payment of any amounts to Cypress hereunder, excepting only the transfer of Study responsibilities pursuant to Section 14.5 of the License Agreement and except as provided in the termination provisions of the License Agreement.  Notwithstanding the preceding,

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however, the Parties agree that for purposes of determining whether the development program indicates issues of safety or efficacy which would significantly delay the filing or approval of the NDA for purposes of Section 14.5, any such delay will be measured in light of the timeframe for NDA submission of approval set forth in the original Development Plan, and not as modified in accordance herewith.  The Parties further acknowledge that, notwithstanding the undertaking of the Study, data from the First Study could indicate issues of safety and efficacy for purposes of the provisions of Section 14.5 of the License Agreement.

7.                                      Miscellaneous.

7.1.                            Except to the extent modified by this Amendment No. 1, the License Agreement remains unmodified and in full force and effect in accordance with its terms.

7.2.                            The License Agreement, as amended by this Amendment No. 1, constitutes the entire understanding of the Parties hereto with respect to its subject matter and supersedes all prior discussions, understandings and agreements with respect thereto.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of the date and year first above written.

FOREST LABORATORIES
IRELAND LIMITED

By:	/s/ Raymond Stafford
Name: Raymond Stafford
Title: Chief Executive Officer

CYPRESS BIOSCIENCE, INC.

By:	/s/ Sabrina Martucci Johnson
Name: Sabrina Martucci Johnson
Title: Sr. VP & CFO